Exhibit 10.1

BUILD-A-BEAR WORKSHOP, INC.	Date of Grant:
RESTRICTED STOCK AGREEMENT	Employee:
No. of Restricted Shares:
Performance and Time Based Restrictions:
Time Based Restrictions Only:

This Agreement will certify that the employee named above (“Employee”) is awarded the number of restricted shares of common stock, $0.01 par value per share (the “Common Stock”), of Build-A-Bear Workshop, Inc. (the “Company”), designated above (the “Restricted Stock”), pursuant to the Build-A-Bear Workshop, Inc. 2004 Stock Incentive Plan (the “Plan”), as of the date indicated above (the “Grant Date”) and subject to the terms, conditions and restrictions in the Plan and those set forth below. Any capitalized, but undefined, term used in this Agreement shall have the meaning ascribed to it in the Plan. Employee’s electronic acceptance within 14 days on his/her personal Merrill Lynch account constitutes Employee’s acceptance of this award and acknowledgement of Employee’s agreement to all the terms, conditions and restrictions contained in the Plan and this Agreement.

BUILD-A-BEAR WORKSHOP, INC.

By:
Maxine Clark Chief Executive Bear

Terms and Conditions

1.	Terms of Award.

Subsection A. Restrictions on Stock Awards. Pursuant to action of the Committee, the Company awards to the Employee the number of shares of Restricted Stock set forth above. The Restricted Stock is nontransferable by the Employee during the period described below and is subject to the risk of forfeiture as described below. Prior to the time shares become transferable, the shares of Restricted Stock shall bear a legend indicating their nontransferability, and, subject to the terms of this Agreement, if the Employee terminates service as an Employee of the Company prior to the time a restriction lapses, the Employee shall forfeit any shares of Restricted Stock which are still subject to the restrictions at the time of termination of such service.

As described above, you have been awarded              shares of Restricted Stock which is subject to defined Performance and Time Based Restrictions, and              shares of Restricted Stock which is only subject to Time Based Restrictions.

Note that for Restricted Stock subject to Performance and Time Based Restrictions, those restrictions are described in Subsections B and C below. If the Performance Based Restrictions set forth in B below are satisfied, your Restricted Stock will still remain subject to Time Based Restrictions. If your Restricted Stock is subject to Time Based Restrictions only, those are described in Subsection C.

Subsection B. Performance Based Restrictions. The Restricted Shares set forth above as Performance and Time Based are subject to the restrictions in this Subsection B as well as those described in Subsection C below.

With respect to the grant of Performance and Time Based Restricted Stock described above, the following restrictions shall apply:

[Insert Performance Criteria]

The determination whether the Performance Based Restrictions are satisfied will be made on the one year anniversary of this Grant.

Subsection C. Time Based Restrictions.

The Time Based Restrictions on transfer described in this Subsection C shall lapse and be of no further force and effect as follows, if the Employee is still an employee of the Company on the respective annual anniversary of this Grant, and has been continuously serving as such an employee of the Company during such 12-month period ending on the annual anniversary of this Grant:

Date	Percent of Grant for which Restrictions Lapse on Indicated Date
Grant Date	0
1st Anniversary of Grant Date:	25%
2nd Anniversary of Grant Date:	25%
3rd Anniversary of Grant Date:	25%
4th Anniversary of Grant Date:	25%

For avoidance of doubt, on the date ending forty-eight (48) months after the Grant Date, one hundred percent (100%) of the shares of Restricted Stock shall be transferable by the Employee if the Employee is still an Employee, and has been continuously serving during such forty-eight (48) month period as such an employee of the Company on such date.

Notwithstanding the foregoing, in the event of a Change of Control, all previously granted shares of Restricted Stock not yet free of the restrictions of this Section 1 shall become immediately free of such restrictions.

2. Death of the Employee. In the event of the death of the Employee, all previously granted shares of Restricted Stock not yet free of the restrictions of Section 1 shall become immediately free of Time Based Restrictions described in Section 1.C.

3. Cost of Restricted Stock. The purchase price of the shares of Restricted Stock shall be $0.00.

4. Adjustments Upon Changes in Capitalization or Corporate Acquisitions. Notwithstanding any other provision in the Agreement, if there is any change in the Common Stock by reason of stock dividends, spin-offs, split ups, recapitalizations, mergers, consolidations, reorganizations, combinations or exchanges of shares, the number of shares of Common Stock under this award of Restricted Stock not yet vested, and the price thereof, as applicable, shall be appropriately adjusted by the Committee.

5. No Right to Continued Service. Nothing in this Agreement shall be deemed to create any limitation or restriction on such rights as the Company otherwise would have to terminate the service of the Employee.

6. Committee Administration. This award has been made pursuant to a determination made by the Committee, and the Committee or any successor or substitute committee authorized by the Board of Directors or the Board of Directors itself, subject to the express terms of this Agreement, shall have plenary authority to interpret any provision of this Agreement and to make any determinations necessary or advisable for the administration of this Agreement and may waive or amend any provisions hereof in any manner not adversely affecting the rights granted to the Employee by the express terms hereof.

7. Grant Subject to Plan. This award of Restricted Stock is granted under and is expressly subject to all the terms and provisions of the Plan, and the terms of the Plan are incorporated herein by reference. The Employee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The Committee has been appointed by the Board of Directors and designated by it, as the Committee to make grants of restricted stock.

8. Rights as Stockholder. The Employee shall be entitled to all of the rights of a stockholder with respect to the shares of Restricted Stock including the right to vote such shares and to receive dividends and other distributions payable with respect to such shares since the Grant Date.

9. Escrow of Share Certificates. Certificates for the Restricted Stock shall be issued in the Employee’s name and shall be held in escrow by the Company until all restrictions lapse or such shares are forfeited as provide herein. A certificate or certificates representing the Restricted Stock as to which restrictions have lapsed shall be delivered to the Employee upon such lapse.

10. Government Regulations. Notwithstanding anything contained herein to the contrary, the Company’s obligation to issue or deliver certificates evidencing the Restricted Stock shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

11. Withholding Taxes. The Company shall have the right to require the Employee to remit to the Company, or to withhold from other amounts payable to the Employee, as compensation or otherwise, an amount sufficient to satisfy all federal, state and local withholding tax requirements.

12. Governing Law. This Agreement shall be construed under the laws of the State of Delaware.